FOR IMMEDIATE RELEASE:

Contacts:
Stoney M. (“Mit”) Stubbs, Jr., CEO
Thomas G. Yetter, CFO
Email: ir@ffex.net
(214) 630-8090

Frozen Food Express Industries, Inc.
Announces Second Quarter Results

DALLAS, TEXAS, August 1, 2006 -- Frozen Food Express Industries, Inc. (Nasdaq: FFEX) today announced its financial and operating results for the three month and six month periods ended June 30, 2006.
Six Month Earnings
For the six months ended June 30, 2006, total revenue increased by 3.3% to $252.9 million from $244.7 million for the first half of 2005. Total revenue during the first six months of 2006 included fuel surcharge revenue of $37.2 million, compared to $24.8 million during the comparable period of 2005. Total revenue for the six months ended June 30, 2006 included $2.1 million from disaster relief efforts.
President and CEO Stoney M. ("Mit") Stubbs, Jr. commented: "At first glance, the fact is that our operating results were down substantially from those for the first half of 2005. We previously said that 2005 was going to be a tough act to follow, because certain events skewed the comparison between 2006 and 2005. In the first half of last year, we had a $3.8 million pre-tax gain from the sale of a life insurance investment. In the first half of this year, we had $2.1 million in pre-tax expense from an investigation by our Audit Committee regarding certain billing practices and other operational issues. These two unusual events cloud the results of our normal operations."
Operating income for the six months ended June 30, 2006 decreased to $6.8 million from $11.7 million for the comparable period of 2005. The effect of the investigation on the last six months of 2006 and beyond is not expected to be significant as the investigation concluded during the second quarter of 2006. Lower gains on sale of equipment also served to increase net freight operating expenses by $1 million during the first six months of 2006 as compared to the same period of 2005.
2005 Life Insurance Sale
During April 2005, FFEX sold a one-half interest in a life insurance investment for $6.1 million and recognized a $3.8 million non-taxable gain from that transaction. Due in part to the sale of the life insurance investment, the expenses associated with the investigation and the lower gains from sale of equipment, pre-tax income for the first half of 2006 decreased to $7.4 million from $15.0 million as compared to the same period of 2005.
Mr. Stubbs also pointed out that primarily because the gain from the sale of the life insurance investment was nontaxable, the provision for income tax for the first half of 2005 was 39% of pre-tax income, as compared to 45% for the same period of 2006.
Net income for the six months ended June 30, 2006 was $4.0 million as compared to $9.1 million during the comparable period of 2005. Diluted net income per share of common stock for the first half of 2006 was $.21 as compared to $.49 during the same period of 2005.
"When it comes to our core business," Mr. Stubbs said, "compared to last year, 2006 has not been down as much as our numbers indicate. Having said that, the trucking market is in many ways tougher so far this year than it was last year. Qualified and safe drivers continue to be scarce, and the skyrocketing cost of fuel is an obvious concern, but our fuel surcharges have helped us mitigate that problem. Last Friday, the feds announced a major slowdown in GDP growth and with speculation that inflation could be lurking and interest rates are on the rise. For FFEX specifically, we are seeing a lesser demand for our truckload linehaul services than we did last year, and we do not know how the hurricane-relief-related revenue will compare to last year. We continue to work with our customers to address the rising cost of crude oil as the price per barrel reaches $70 with no apparent end in sight. So far this year, customer demand has not been as strong as it was last year. Our full-truckload revenue per loaded mile fell by 2.0% from $1.50 to $1.47. And, we saw roughly the same percentage decrease in revenue per truck per week from $3,454 in the first half of 2005 to $3,397 for the first half of 2006."

Second Quarter Recap
For the quarter ended June 30, 2006, total revenue was $126.8 million, as compared to $126.7 million during the same quarter of 2005. Second quarter 2006 total revenue included fuel surcharge revenue of $20.2 million, compared to $14.0 million for the same quarter of 2005. Also included in second quarter 2006 total revenue was $400 thousand from disaster relief efforts in the aftermath of Hurricanes Katrina and Rita.
Income from operations for the second quarter of 2006 was $3.5 million, which declined from $6.0 million during the second quarter of 2005. Second quarter 2006 operating expenses include $.9 million for professional fees and other expenses related to an Audit Committee investigation. Second quarter 2005 interest and other income included the gain associated with the sale of the life insurance investment. Second quarter 2006 pre-tax income decreased to $3.8 million from $9.5 million for the second quarter of 2005.
Net income for the second quarter of 2006 decreased to $2.1 million from $5.8 million for the second quarter of 2005. Second quarter 2006 net income per diluted share of common stock was $.11 as compared to $.31 for the second quarter of 2005.
Future Plans
Mr. Stubbs said, "The company has initiated programs designed to do more with what we've got. Just 6% of the company's full-year 2005 revenue was generated by its intermodal operations. You put a loaded trailer on a railroad flatcar and, suddenly, it's like you've got another tractor and driver," he explained.
FFEX has brought in new leadership for its intermodal operation. "We expect to see an increase in intermodal revenue during the second half of this year," commented Mr. Stubbs.
Mr. Stubbs explained that the company's LTL system operates on a schedule, "just like a bus line." He said the company is in the process of adjusting its LTL schedules to make the fleet more productive.
"LTL is complicated. We operate on schedules that promise our shippers definite pickup and delivery windows, so when an LTL truck is scheduled to leave, it pulls away from the dock and heads down the road-full or not. Based on the average weight they're carrying, we're running just two-thirds full. We can do better."
Mr. Stubbs said the company is revising its LTL schedules with the aim of having more shipments per LTL truck. "We make pickup and deliveries in about 6,500 cities and towns. To improve our efficiencies, we might lengthen the time between scheduled runs or eliminate a run altogether."
He also said that the company's billing practices have been improved and that the company is beginning to streamline some of the back-office functions to improve operational effectiveness.
"Our new Chief Operating Officer and Chief Financial Officer have only been on the case for about a month and a half. They've already begun to implement some of the changes that I've been looking for. I'm just going to continue to let them run and gun."
Key Performance Indicators
Mr. Stubbs stated, "We saw decreases in freight volumes for the second quarter of 2006. Second quarter 2006 TL linehaul revenue per loaded mile was $1.49 as compared to $1.50 during the same period last year. Pricing and utilization represent why our second quarter 2006 TL linehaul services revenue decreased 7.7% to $62.4 million from $67.6 million during the same period of 2005.
"On the less-than-truckload ("LTL") side of the equation, second quarter 2006 LTL hundredweight decreased 5.7% on fewer shipments. However, our second quarter 2006 LTL linehaul revenue per hundredweight improved to $15.03 as compared to $14.54 during the comparable period of 2005. A decrease in our LTL volumes was partially offset by favorable pricing conditions.
"When looking at our second quarter 2006 combined linehaul and dedicated fleet productivity measurement, or what we call revenue per truck per week ("RTW"), our second quarter 2006 RTW decreased 4.7% to $3,387 from $3,554 during the same period of 2005."
Conference Call and Webcast
FFEX will hold a conference call on Wednesday August 2, 2006 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss the three months and six months 2006 operating results. Individuals wishing to participate in the conference call may do so by dialing (866) 356-4123 for domestic calls, (617) 597-5393 for international calls and entering the passcode 63337391 prior to the beginning of the call. There will also be a live webcast of the conference call that can be accessed by clicking on the webcast icon http://www.ffex.net. A replay of the webcast will be available on the company's website within two hours after conclusion of the call or by telephone at (888) 286-8010 for domestic calls and (617) 801-6888 for international calls after 2:00 p.m. central time for 30 days following the live webcast. The passcode for the replay will be 26651298.

About FFEX
Frozen Food Express Industries, Inc. is the largest publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent. Its services extend from Canada, throughout the 48 contiguous United States, into Mexico. The refrigerated trucking company is the only one serving this market that is full-service -- providing full-truckload, less-than-truckload and dedicated fleet transportation of refrigerated and frozen products. Its refrigerated less-than-truckload operation is also the largest on the North American continent. The company also provides full-truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking fleet, American Eagle Lines. Additional information about Frozen Food Express Industries, Inc. can be found at the company's web site, http://www.ffex.net.
Forward-Looking Statements
This report contains information and forward-looking statements that are based on management's current beliefs and expectations and assumptions which are based upon information currently available. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as "will," "could," "should," "believe," "expect," "intend," "plan," "schedule," "estimate," "project," and similar expressions. These statements are based on current expectations and are subject to uncertainty and change.
Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.
Among the key factors that are not within management's control and that may cause actual results to differ materially from those projected in such forward-looking statements are demand for the company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and systems used and the other risks and uncertainties described in the company's filings with the Securities and Exchange Commission.

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
Three and Six Months Ended June 30,
(Unaudited and in thousands, except per share amounts)

	Three Months		Six Months
	2006	2005	2006	2005
Revenue
Freight revenue	$123,554	$123,250	$247,152	$239,122
Non-freight revenue	3,252	3,430	5,722	5,587
	126,806	126,680	252,874	244,709
Cost and expenses
Salaries, wages and related expenses	32,887	32,632	66,875	63,258
Purchased transportation	29,583	31,605	57,899	61,171
Fuel	23,651	19,090	44,469	35,809
Supplies and expenses	13,859	15,897	29,281	31,064
Revenue equipment rent	7,660	7,004	15,616	13,454
Depreciation	5,060	5,697	10,243	11,743
Communication and utilities	970	900	2,056	1,926
Claims and insurance	5,066	3,151	9,061	6,588
Operating taxes and licenses	944	1,026	2,245	2,202
Gains on disposition of equipment	(1,017)	(1,493)	(1,651)	(2,650)
Miscellaneous expenses	1,510	1,697	4,188	2,885
	120,173	117,206	240,282	227,450
Non-freight costs and operating expenses	3,165	3,428	5,812	5,580
	123,338	120,634	246,094	233,030
Income from operations	3,468	6,046	6,780	11,679

Interest and other income
Interest expense	81	77	154	186
Interest income	(219)	(159)	(336)	(171)
Equity in earnings of limited partnership	(116)	153	(252)	120
Life insurance and other	(100)	(3,563)	(192)	(3,435)
	(354)	(3,492)	(626)	(3,300)
Income before income tax	3,822	9,538	7,406	14,979

Income tax provision	1,709	3,739	3,358	5,873

Net income	$2,113	$5,799	$4,048	$9,106

Net income per share of common stock
Basic	$0.12	$0.33	$0.22	$0.51
Diluted	$0.11	$0.31	$0.21	$0.49

Basic shares	18,059	17,843	18,019	17,750
Diluted shares	18,839	18,759	18,864	18,751

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES Operating Statistics Three and Six Months Ended June 30, (Unaudited)
	Three Months		Six Months
	2006	2005	2006	2005
Freight revenue from [a] :
Full truckload linehaul services	$62.4	$67.6	$124.7	$132.7
Dedicated fleets	5.3	5.6	11.3	11.0
Total full-truckload	67.7	73.2	136.0	143.7
Less-than-truckload (“LTL”) services	30.7	31.5	63.1	60.0
Fuel surcharges	20.2	14.0	37.2	24.8
Freight brokerage	3.1	3.1	6.0	7.9
Equipment rental	1.9	1.4	4.9	2.7
Total freight revenue	123.6	123.2	247.2	239.1
Freight operating expenses	120.2	117.2	240.3	227.4
Income from freight operations	$3.4	$6.0	$6.9	$11.7
Freight operating ratio [b]	97.2%	95.1%	97.2%	95.1%

Total full-truckload revenue	$67.7	$73.2	$136.0	$143.7
LTL revenue	30.7	31.5	63.1	60.0
Total linehaul and dedicated fleet revenue	$98.4	$104.7	$199.1	$203.7
Weekly average trucks in service	2,235	2,266	2,267	2,281
Revenue per truck per week [c]	$3,387	$3,554	$3,397	$3,454

Statistical and revenue data [d] :
Full-truckload total linehaul miles [e]	46.5	50.0	93.6	98.4
Full-truckload loaded miles [e]	42.0	45.1	84.7	88.6
Full-truckload empty mile ratio [f]	9.7%	9.8%	9.5%	10.0%
Full-truckload linehaul revenue per total mile	$1.34	$1.35	$1.33	$1.35
Full-truckload linehaul revenue per loaded mile	$1.49	$1.50	$1.47	$1.50
Full-truckload linehaul shipments [g]	43.8	47.4	88.1	93.5
Full-truckload loaded miles per shipment	959	951	961	948
LTL hundredweight [g]	2,043	2,167	4,143	4,150
LTL linehaul revenue per hundredweight	$15.03	$14.54	$15.23	$14.46

Tractors in service as of June 30	2,147	2,270	2,147	2,270
Trailers in service as of June 30	4,040	4,288	4,040	4,288

Notes:
[a] Revenue and expense amounts are stated in millions of dollars. The totals presented in the table may not agree to the amounts shown in the accompanying consolidated statement of income due to rounding.

[b] Freight operating expenses divided by total freight revenue.
[c] Total linehaul and dedicated fleet revenue per day times 7 divided by weekly average trucks in service.
[d] The data presented in the table for the three months ending June 30, 2005 reflect changes in the manner in which data regarding the number of miles, shipments and hundredweight is tabulated. Accordingly, the data reported in previous reports will not necessarily agree with the data reported in this table.

[e] In millions.
[f] One minus the quotient of full-truckload loaded miles divided by full-truckload total linehaul miles.
[g] In thousands.